UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2021

GROM SOCIAL ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55585	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2060 NW Boca Raton Blvd. #6
Boca Raton, Florida 33431
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 287-5776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Grom Social Enterprises, Inc., a Florida corporation (the “Company”), filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Articles of Incorporation, as previously amended (“Articles of Incorporation”), with the Secretary of State of the State of Florida, to effect a reverse stock split of the Company’s common stock, $0.001 par value per share (“Common Stock”), at a rate of 1-for-32 (the “Reverse Stock Split”), effective as of May 13, 2021.

As previously reported, on September 14, 2020, the Company’s board of directors (“Board”) approved, and on September 16, 2020, shareholders holding approximately 71.7% of the Company’s voting power, approved, by written consent, the granting of authority to the Board to amend the Company’s Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s Common Stock, by a ratio of not less than 1-for-2 and not more than 1-for-25, with the exact ratio to be determined by the Board in its sole discretion. As also previously reported, on April 7, 2021, the Company’s Board approved, and on April 8, 2021, shareholders holding approximately 81.2% of the Company’s voting power, approved, by written consent, an increase to the range of the ratio for the reverse stock split to a ratio of not less than 1-for-2 and not more than 1-for-50.  On May 6, 2021, the Board (a) determined that, based upon the market price of the Company’s Common Stock, and with the intention to move forward with the Company’s listing on the Nasdaq Capital Market, it would be appropriate for the reverse split to be at a ratio of 1-for-32, and (b) authorized the Company to file the Certificate of Amendment to implement the Reverse Stock Split, to be effective as of May 13, 2021.

On May 13, 2021, upon effectiveness of the Reverse Stock Split, every thirty-two (32) outstanding shares of the Company’s Common Stock were, without any further action by the Company, or any holder thereof, converted into, and automatically became, one (1) share of the Company’s Common Stock.  No fractional shares were issued as a result of the Reverse Stock Split.  In lieu thereof, fractional shares were rounded up to the nearest whole share.  All shares of Common Stock eliminated as a result of the Reverse Stock Split have been cancelled and returned to the Company’s authorized and unissued Common Stock, and the Company’s capital has been reduced by an amount equal to the par value of the shares of Common Stock so retired.

Prior to the filing of the Certificate of Amendment, the Company had 500,000,000 shares of Common Stock authorized, out of which 192,355,783 shares were issued and outstanding. As a result of the filing of the Certificate of Amendment, and resulting effectiveness of the Reverse Stock Split, the 192,355,783 shares of the Company’s Common Stock issued and outstanding immediately prior to the Reverse Stock Split were converted into approximately 6,011,119 shares of the Company’s Common Stock. The Reverse Stock Split did not change the Company’s current authorized number of shares of Common Stock, or its par value. The Reverse Stock Split also did not change the Company’s authorized, or issued and outstanding, number of shares of preferred stock, or its par value.

Except for de minimus adjustments that resulted from the treatment of fractional shares, the Reverse Stock Split did not have any dilutive effect on our shareholders, since each shareholder holds the same percentage of our Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

As a result of the Reverse Stock Split, the number of shares of the Company’s Common Stock that may be purchased upon exercise of outstanding warrants, options, or other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, have also be ratably adjusted in accordance with their terms.

A copy of the Certificate of Amendment is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

The Company’s Common Stock continues to trade on a pre-split basis in the over-the-counter market, even though the Reverse Stock Split was effective on May 13, 2021. On May 17, 2021, the Financial Industry Regulatory Authority notified us that the Reverse Stock Split would take effect in the over-the-counter market at the start of business on May 19, 2021. At the open of trading on May 19, 2021, our trading symbol will change from “GRMM” to “GRMMD.” The “D” will be removed 20 business days after the split becomes effective in the market.

The Company currently anticipates that its shares of Common Stock will begin trading on the Nasdaq Capital Market under the symbol “GROM” on May 20, 2021, subject to obtaining requisite approval from The Nasdaq Stock Market LLC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Articles of Incorporation of the Company, filed May 7, 2021, effective as of May 13, 2021

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROM SOCIAL ENTERPRISES, INC.

Date: May 17, 2021	By:	/s/ Melvin Leiner
Melvin Leiner Executive Vice President and Chief Financial Officer